Exhibit 99.2

Health Net, Inc.

Q2 2003 Earnings Conference Call

August 5, 2003 / 8:00AM PT

OPERATOR: Please stand by.

Good day everyone and welcome to this Health Net Incorporated conference call.  Today’s call is being recorded.  At this time, I would like to turn the call over to the Senior Vice President of Investor Relations, Mr. David Olson.  Please go ahead, sir.

DAVID OLSON: Thank you very much.  Good morning, everyone.

Certain matters discussed on today’s call will contain forward-looking statements within the meanings of Section 21E of the Securities and Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended, that involve risks and uncertainties.  All statements, other than statements of historical information provided herein, may be deemed to be forward-looking statements.  Without limiting the foregoing, the words “believes,” “anticipates,” “plans,” “expects” and similar expression are intended to identify forward-looking statements.  Factors that could cause actual results to differ materially from those reflected in the forward-looking statements include, but are not limited to, the risks discussed in the company’s “Cautionary Statements” section included within the company’s most recent annual report on Form 10-K filed with the SEC, and the risks discussed in the company’s other periodic filings with the SEC.  Listeners are cautioned not to place undue reliance on these forward-looking statements which reflect management’s analysis, judgment, belief or expectation only as of the date of today.  The company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date of this call.

Thank you all for joining us.  Let me now turn the call over to our CEO, Jay Gellert.

JAY GELLERT: Thank you, David, and good morning.

We view this as a very strong quarter from two perspectives.  First of all, we beat expectations, showed improved cash flow, 24 percent EPS growth, and raised numbers for the balance of the year.  Second, because of this strength, we were able to take greater steps than we had originally anticipated in this quarter to bolster our confidence for ’04 and ’05.  The numbers were solid as our key metrics improved yet again.  Pretax income rose by 22 percent.  Margins expanded with EBITDA margin climbing to 4.7 percent, up from 4.5 percent a year ago.  Commercial enrollment climbed sequentially, and we haven’t seen this kind of growth in a second quarter for a long period of time.  It’s consistent with our strategic focus on product and segment diversification.  In fact, we’re now down to about 50 percent HMO membership in the commercial book, and it will continue to go down further in the years ahead.

The balance sheet is strong.  Days claims payable rose, debt-to-total capital is well under our 30 percent target and ROE was again well over our 20 percent target.  Cash flow for the entire first half was an encouraging $112 million, despite the fact we did not receive the June California Medi-Cal payment in this quarter.  This is a significant turnaround from negative cash flow we’ve typically seen over the past several years’ first halves.  And, with this strong cash, we were able to continue our share repurchase program.

TRICARE had a particularly strong quarter due to the effects of the nation’s heightened military activity and better than expected settlements with retrospective price adjustments.  Health plans did well as their overall MCR improved by 44 basis points from a year ago.  As we look at health plan performance, we saw that year-over-year commercial premiums in this quarter rose just above 13 percent, consistent with our expectations, while health care costs were up in the 12 percent or slightly lower range.  The health care cost trend is just starting to soften.  It is one factor behind our confidence in future performance.  We saw good enrollment growth in the second quarter in our two key markets, California and New York.  We are clearly on track to replace the block PERS enrollment before year-end.  The expanding enrollment was driven by share gains in the small group segment and in the PPO and POS product lines.  We have a very attractive and expanding suite of small group products and pricing is holding up nicely.  A critical element for us both in New York and California is an improved relationship with the distribution system.  In New York, we’re doing much better with general agents and, in California, we’ve shown the brokerage community that we’re in the small group market to stay.

With broker credibility, we can price to the market and secure our fair share of business.  In addition, with the relatively modest membership base in New York, we believe we can continue to produce fairly decent percentage enrollment gains.  It is a competitive market, no question, while we believe we have successfully revised our cost structure to make us competitive and to allow us to be successful in certain spots.  We like our small group position.  We are also seeing good opportunities in the mid-market and with select large groups.  We’ve had recent successes with some attractive large group accounts for ’04, so our outlook for January 1st is positive.  We’re seeing a good level of RFP activity as well.  At the same time, we are still determined to exit a few groups in the Northeast where they don’t make the economic cut.

On the cost side, the factors contributing to health care cost inflation remain pretty much the same in this second quarter.  Physician costs rose in the high single digits, pharmacy cost inflation is slowing.  The second quarter is when we’re beginning to see the effect of Claritin going OTC.  The basic message is we’ve done well in controlling our pharmacy costs.  Hospital costs are showing some early signs of slow down.  The trends are still in the mid-teens as we work through the back end of prior multi-year agreements and the impact of capitated contracts.  Based on the current status of our contracts, we think there’s good opportunity to start to cut into this trend and see some positive results for ’04 and beyond.

We finally have a budget in California, and it will cause Medi-Cal rates to managed care plans to decline, but by only 2.7%, less than what had been expected.  And we’re pleased that this important and successful program will continue to benefit needy Californians.

As we look at TRICARE, we are very proud of our involvement with the program.  With heightened military activity, there are more beneficiaries and more beneficiaries seeking care in the private sector.  These factors drive revenues higher.  With higher revenues, coupled with effective health care cost management, we’ve seen some improvement in the second quarter.  The second half outlook, upon which our guidance is based, involves normalizing that to be more in line with recent history.  DoD has indicated that the new award announcements will likely come in mid to late August.  We look forward to that event and believe we are well situated for it.

Now, as it relates specifically to ’04 and beyond, we have the opportunity to address some issues that will help us in the future, this quarter, in advance of our system consolidation, and within the P&L.

We are restructuring two key outsourced health care processing contracts.  This restructuring will generate savings of nearly $100 million over the next five years, beginning in ’04.  We’ve resolved a number of outstanding provider issues this quarter, that relate to 2002 and before, opening the door to improved relationships and better arrangements going forward.  All in, these factors have absorbed about $17 million in expenses this quarter that allow us to address these issues which relate to 2002 and before.  We’ve also been running the costs of our “one company” initiative through the P&L.  This includes up to $5 million a quarter in severance, stay bonuses and write-offs.  These “one company” costs will begin to shrink and the benefits will begin to be realized next year, though these costs will persist through the second half of this year.  Our guidance reflects the entirety of these factors.  The ability to handle all of this through our P&L and grow membership at the same time is what boosts our confidence about the future.  It demonstrates that all the work we’ve put in over the past several years is producing results that get better and better over time.  We can now look forward to fulfilling even higher expectations over the next several years, growing with steadily expanding margins.  With our eyes on the future, the overall outlook for our health plans for ’04 is very encouraging.  The early snapshot on pricing is around 12-13 percent post-buydown.  This level of pricing is very consistent with our goal to price at least 50 basis points over the expected health care trend.  Because of our success in the second quarter, and, for that matter, for the first half of the year, we’re confident our sales momentum can continue into ’04.  Our focused sales efforts are working.  We like the markets we’re in and see good growth opportunities even with an economy that doesn’t necessarily rebound robustly.  Overall, we think growing commercial enrollment in the 5 percent range for next year is a very reasonable goal.  So, on the revenue side, things are looking good.

We also think our goal of a further 200 basis point improvement in G&A percentage is reachable within the next three years.  What is driving these achievements is the fact that our management team and all of our associates at Health Net are working together like never before.  We are well positioned to create ongoing shareholder value over the next several years as we execute on our strategy.  We believe the evidence of that was clear in the second quarter.  We look forward with great anticipation to the next several years as our story evolves.

Thank you, and let me now turn the call over to Marv Rich.

MARV RICH: Thanks, Jay.  Our focus this year is on growth and efficiency and our results thus far have demonstrated the progress we are making toward achieving our goals.  Some of the highlights of the quarter include: EBITDA margin reached 4.7 percent, up from 4.5 percent a year ago.  The improvement was mostly due to two areas: lower health plan MCR and lower government contracts cost ratio.  While the health plan MCR decreased from last year, it did go up from Q1 by 30 basis points.  This is consistent with prior year seasonal patterns and similar to last year, and we expect the MCR to decline in Q3 and Q4.  Our administrative ratio of 10.3 percent in Q2 was flat compared to last year, and 30 basis points lower or better than Q1.  We absorbed a $2 million increase in G&A due to a shift in New York tax assessment from the tax line to G&A.  Our “one company, one system” initiatives are on track.  They’re almost halfway completed.  On last quarter’s call, I announced that we had just converted Arizona’s two core claims systems to our Health Net One claims system.  I’m pleased to report the conversion was a complete success and this consolidation will contribute $8 million on an annualized run-rate basis to our overall savings.  During the third quarter of this year, we will implement a common eligibility database, and in Q1 of ’04, we will have one provider database.  These two common databases will provide us with the ability to have a national benefit plan.  In the second quarter of ’04, we will convert California and Oregon’s claims systems to our Health Net One claims system.  Last year, we had 162 base systems compared to 36 base systems today, and we plan to have 24 systems a year from now.

In addition, we are consolidating our service centers.  Last year we had 11.  Today we have eight.  By the end of ’04, we’ll have from two to four.  We’re making all of these changes to allow us to achieve our very aspirational mission of helping people be healthy, secure, and comfortable.  Improved efficiency will lead to cost savings in our systems and operation areas of $30 million on an annualized basis, which is in addition to the $35 million in systems savings we have already realized in 2002 versus 2001.  Our earnings per share was $0.63 for the quarter which represents a 24 percent increase over Q2 of last year.  Operating cash flow was a positive $30 million for the quarter compared to a negative $18 million last year, and year-to-date cash from operations was a positive $112 million versus a negative $51 million a year ago.  A portion of our June Medi-Cal payment, $46 million, was not received until July.  Since the California budget was signed, we remain confident that we will achieve our full year operating cash flow target.  Reserves decreased by $25 million in the quarter and days claims payable increased by over one day.  We continue to make progress toward achieving our goal for this year of auto-adjudication of 59 percent of all of our claims.  In Q2 we auto-adjudicated 51 percent of our claims compared to 49 percent a year ago.  Looking forward to the implementation on the conversion of California and Oregon, to our go-to Health Net One claims system, California and Oregon today auto-adjudicate in the mid 20s, while our to-to system, Health Net One claims system, auto-adjudicates at 70 percent.  Our days on hand average 4.7 in June year-to-date, compared to 5.1 a year ago.  As I continue to point out, our goal is to pay claims faster so we have a better understanding of our actual health care cost trends and improve our relationship with providers.  In fact, 85 percent of claims were paid in less than 14 days during the quarter, and 97 percent were paid in less than 30 days.

Now some additional key metrics and balance sheet items.  Our debt-to-total capital ratio was 23.1 percent compared to 28.3 percent at the end of the second quarter last year.  We’ve been better than our target level of 30 percent for six consecutive quarters.  Our revolving line of credit remains at zero compared to a drawdown of $120 million a year ago.  The return on equity was 22.5 percent, the fourth straight quarter we’ve been above our goal of 20 percent.

Our capital expenditures were $15.1 million in the second quarter and $28.6 million for the first half.  We expect cap-ex spending for 2003 to be in the range of $60-70 million.  The government receivable was $93 million at the end of the second quarter, almost $50 million lower than Q1.  The reduction was primarily due to the early settlement of the Region 6 bid price adjustment.  We believe the deployment of reservists and military medical personnel directed more TRICARE eligible beneficiaries into the private sector.  We expect the receivable level to be in the $100-125 million range by year-end due to continued deployment of reservists and medical military personnel.  Finally, our cash and investment balances decreased by $33 million from the end of Q1.  We bought back 2.4 million shares during the second quarter at an average price of $27.30.  Since May 2002, we’ve repurchased over 12.5 million shares.  Our diluted shares outstanding were 118.6 million in the second quarter of the year compared to 127.8 million in Q2 of ’02.  We again had a very solid quarter.  We continue to be well positioned to meet our goals for the year.

Thank you for your time, and let’s start the Q&A.

DAVID OLSON: Operator, if you would please start the question queue for us.

OPERATOR: Thank you.  Today’s question and answer session will be conducted electronically.  If you would like to ask a question, you may do so by pressing the star key followed by the digit one on your touch-tone telephone.  If you are using a speakerphone, please make sure your mute function is turned off to allow your signal to reach our equipment.  We will proceed in the order that you signal us and take as many questions as the time permits.  Once again, touch star one for a question.

We will take our first question today from Matthew Borsch with Goldman Sachs.

MATTHEW BORSCH: Thank you, good morning.  Could you maybe comment a little bit more on what you’re seeing in terms of the hospital trend, and the hospital negotiating environment, and you know, what might be changing in the landscape that’s helping you in the renegotiation of contracts?

JAY GELLERT: Yes, Matthew.  First of all, we have been saying all along that the key to bringing cost trends down is on the hospital side.  The biggest effect for us will be beginning in ’04 because we had a number of longer term agreements going through ’03.  At this point in time, we’re seeing the beginnings of some abatement on the hospital side.  I believe it’s partially because we’ve been going through a makeup period, particularly in California because of nursing standards, seismic standards and the like.  And it appears that many of the systems now are in much stronger financial shape than they were a couple of years ago.  We’re also, I think, seeing a public reaction towards pricing on the hospital side that has led some of the not-for-profit boards to realize the importance of affordability in terms of the overall process.  And finally, and equally importantly, we’re seeing a commitment on the hospital side, and on our side, to simplification of the contracts, moving away from charge-based systems, moving towards a more predictable structure, predictable for them and for us, and also more easily administered.  So, the combination of those things seem evident.  And we believe it will lead to some abatement in trend in ’04.  I think we’re probably a month or two away from getting fully comfortable with it, and we’re not pricing with that significant anticipation at this point.  We’re only pricing based on existing agreements.  But we see some light at the end of the tunnel because of those phenomena.

MATTHEW BORSCH: Great, thanks.  If I could shift gears for a moment on the enrollment picture.  If we look at the apparent market share gains that you made in the California and New York markets, where you referred in your press release to a favorable competitive situation, can you comment on that and comment on it in light of some of the weak enrollment trends from some of the other companies that have reported results for California and New York?

JAY GELLERT: Well, I’d make two comments.  One, you know, this is a new segment to a degree for us.  I mean, we’ve been in it for four years and we’ve been building up.  And, you know, that means that when you have relatively small share, you have some more opportunity to be strategic in where you compete.  If you’re defending a larger book, sometimes it’s less — you’re less capable of doing that.  So, it’s important to note, first of all, that, you know, compared to people who are talking about weaker enrollment, in both California and New York, in the segment where we grew, we were in a position where we were growing from a smaller base and could be more opportunistic.  And the advantage we had was that because of the rest of our book in those markets, we had competitive cost structures but could seek out opportunistic places.  Also, I think we’ve built a better relationship with the distribution network.  These companies have historically had that good relationship.  So, I think there’s probably a relative up-tick in our relationship with the distribution system.  So, I think that, you know, it’s more an enhancement in our capacity, allowing us to kind of get more in the league with these other players, and be able to grow as a result of that, rather than anything specific about them.

MATTHEW BORSCH: Great.  And just the last, on the piece in your press release about the favorable competitive circumstances.  Could you just elaborate on what that was referring to?

JAY GELLERT: Oh, I think what we were referring to is the phenomena I just spoke about, the addition of some new sales talent and some — and really, you know, as we said on the calls before, we’ve been building a technology that allows us — and a system that allows us to focus on niches in the market and economic and geographies where we have some unique competitive advantage because of our contracting and the like.  And I think that that’s what we’re talking about.  It — there’s — you know, you always hear stuff about pricing and stuff like that.  But I think this is more about execution, and more about us coming into the league of the good executors and gaining that advantage in the process.

MATTHEW BORSCH: Great, thank you.

OPERATOR: We’ll move on to Josh Raskin with Lehman Brothers.

JOSH RASKIN: Hi, thanks.  Good morning.

JAY GELLERT: Good morning.

JOSH RASKIN: Just wanted to talk a little bit about the up-tick on the medical loss ratio on a sequential basis.  I know Marv mentioned there was a seasonality there, but based on the fact that cost trends, or I guess pricing, is outpacing cost trends, and you’re seeing a bigger shift to the small group market, I would have thought, you know, that some of that might have been offset.  And I was just wondering, you know, is it just seasonality, or are there any other factors that you guys can point to?

JAY GELLERT: Well, the comments I made in my remarks pointed to the fact that some of the improvements that we’ve made that will affect us in ’04 resulted in us taking expenses in Q2.  So, if you took that $17 million out, a large portion of it which is on the medical side, you’d in fact find a run rate decline in our MLR.

JOSH RASKIN: I see.  So some of those recontracting efforts, etc. are going through your medical loss ratio?

JAY GELLERT: Yes.  The vast majority of the numbers I articulated are going through that line.  And there are instances where we’re settling past disputes, and in exchange for that, positioning ourselves for better and simpler contracts going into the future.

JOSH RASKIN: I see.  So that — so those provider sort of reserve balances, etc., you’d pay those down in the second quarter as you re-contract for an ’04 and beyond period?

JAY GELLERT: Yeah.  As we settle — where there are instances for us to improve our position going forward, we’re really settling the past and then improving the future.  And I think that’s a constant strategy on our part.  And I think if you looked at it on a run-rate basis, and took that out, you’d see a decline in the sequential MLR.  So, I think that our strategy has been that because of system consolidation, and because of some of the general trends in the overall numbers, it gives us an opportunity to reposition us for the future.  And as I said, the vast majority of the number I articulated is being felt on the medical cost line, not the G&A line.

JOSH RASKIN: Got it.  That’s helpful.  And any color specifically to the medical loss ratios in the small group markets in either California, New York?  Are those — and I understand that it’s a,

you know, much smaller base that you guys are working off, but just on a relative basis year-over-year, the medical loss ratios improving there similar to the overall improvement in the book?

JAY GELLERT: With the exception of New York, where we had an unusually low base, I mean we — because of our — some of the initiatives we’ve taken, we’ve had a, you know, an unusually low base, they are declining in a consistent fashion.  There’s a little less decline in New York, but the number there is well below our average.

JOSH RASKIN: Okay, that’s helpful.  And then just let me ask on the membership side, there’s been a little discussion on the West about CalPERS associations, especially in Southern California, looking for alternatives — you know, excluding CalPERS.  I know there are decisions coming up in the next couple weeks.  Was wondering what sort of interest you’ve seen there and have you seen any commitments from the different agencies for additional membership in ’04?

JAY GELLERT: We’ve seen some activity and some limited commitments to this point in time.  We expect it probably to be more of an ’05 phenomena, but we’ll be able to show some results in ’04 as we complete this process.

JOSH RASKIN: Okay.  Then last question, when’s the next board meeting?

JAY GELLERT: The next board meeting is later in August.

JOSH RASKIN: Thank you.

JAY GELLERT: Marv had one comment, too, which I interrupted.

MARV RICH: Q3 and Q4 MCR improved sequentially as well as year-over-year.

JOSH RASKIN: Okay.

OPERATOR: Thank you.  We’ll take our next question from Christine Arnold with Morgan Stanley.

CHRISTINE ARNOLD: Okay.  Marv, just that last comment, you said the third quarter MLR will improve sequentially?  Did I hear correctly?

MARV RICH: Correct.

CHRISTINE ARNOLD: On that $17 million — is that kind of one-time, nonrecurring?  Is it recurring through this year?  Can you help us think about that?  And then I have a follow-up.

JAY GELLERT: Yeah. You know, it basically is kind of premised, you know, on opportunities that come to us, you know, like the renegotiation of these outsourcing agreements are the result of some really hard work, particularly by Marv.  And so it came forward to us.  We think we’ll have some additional opportunities throughout the rest of the year in conjunction with the system consolidation effort.  And our guidance reflects that.  We don’t anticipate — we anticipate that this will be an ’03 phenomena.

CHRISTINE ARNOLD: Okay.  So I guess what I’m trying to get at is the underlying run rate on the MLR for the rest of the year. It’ll improve because of the core earnings or it’ll improve because that $17 million goes down?

JAY GELLERT: It will improve for both reasons.  So we’ll get improvement partially as a result of abatement in the one time, plus regardless of that, the core rate will improve.

CHRISTINE ARNOLD: Okay.  And then secondly you said you were going to price at 12-13 percent pro-forma, did I hear you correctly?

JAY GELLERT: I said at this point in time net of buydowns we’re modeling it at 12-13 percent.  Historically, on all of these calls, we’ve always told the number and we’ve always come in above the number because we’ve always been more conservative for the number.  But what I said was that that’s our pricing — that’s our premium assumption and we’re pricing for at least 50 bps medical costs below that.

CHRISTINE ARNOLD: So does the — I mean you said that you’re not pricing in hospital deceleration beyond what you already have.  So do you already have deceleration in cost that you’re putting in there or is it buydowns are going to be bigger or mixed shift?  Can you shed some light on these?

JAY GELLERT: Yeah, I will.  Some of it is mixed shift as we continue, but most of it is that we do — we are pricing the hospital agreements we already have, which will already result in some abatement of the trend.  But we’re not speculating on arrangements that we haven’t signed yet.

CHRISTINE ARNOLD: Got it.  And on the doctor side, probably no change?

JAY GELLERT: We’re seeing consistency and, you know, again, in California, we’ve seen some improvement in the solvency of the medical groups as we’ve been able to pass through some of the premium increases in the past.

CHRISTINE ARNOLD: Great, thanks.

OPERATOR: Morris Williams with Williams and Company has our next question.

MORRIS WILLIAMS: Yes, would you talk about the dividend policy and the tradeoffs between share repurchase and raising or putting a dividend in place?

JAY GELLERT: Yes.  At this point, we’ve adopted the share repurchase approach as the means to return money to the shareholders.  The reason we’ve done that is because when you look at the economic analysis, given the multiple and the like, that seems like a more intelligent way to do it.  We though, in light of some of the tax issues, are reassessing it and considering alternatives. But at this point, we’re following the share repurchase route and have repurchased a significant dollar amount of shares over the course of the last 12-18 months.

MORRIS WILLIAMS: Thank you.

OPERATOR: We’ll move on to Ed Kroll with SG Cowen.

ED KROLL: Good morning.

JAY GELLERT: Good morning.

ED KROLL: I apologize if you said this and I missed it.  But did you discuss prior-period developments at all?  Did you have any favorable or unfavorable?

JAY GELLERT: The net of all of that is in that number I articulated.

ED KROLL: Okay.  And then on the Medi-Cal rates —

JAY GELLERT: Yes.

ED KROLL: You said you were getting a cut of 2.7 percent.

JAY GELLERT: Yes.

ED KROLL: When is that effective?  What date is that effective, and for how long?

JAY GELLERT: Well, I’ll have to get back to you on what date it’s effective.  The budget just passed, and it’s always a question of how quickly they can program it and the like.  And the anticipation, though, is that it would be effective through October of ’04 — or the end of September.  The one caveat, though, is California has a little bit of a volatile political environment, which you may be aware of.

ED KROLL: Yes.

JAY GELLERT: And you know, whether something would happen before that is unclear.  To this point in time, though, you know, I think it’s been consistently working through the annual budget and the anticipation would be that that rate would stand until that point in time.

ED KROLL: Great.  And finally, on your tax rate, you had a little shift, I guess, premium tax going up to G&A.  What should we model for the second half?

MARV RICH: Prior to the second quarter, we’re at 38 percent, second quarter we’re 36.9.  And go-forward will be 37.4.

ED KROLL: 37.4.  Thank you.

MARV RICH: You’re welcome.

OPERATOR: As a reminder, if you do have a question, press star-one.  We’ll move on to Bob Yedid with Principled Capital.

BOB YEDID: Good morning.  Thank you for taking my question.  I was wondering, Jay, if you could give us a little more detail, you said the Rx trend was favorable, if you could give us a percentage change for that trend?

JAY GELLERT: We are running in the single digits in Rx.

BOB YEDID: And the other question that I had — you said that you would have substantial cost savings as a result of these renegotiations of two outsourcing contracts.  Could you please give us some more detail on the contracts you renegotiated and what you think the magnitude of the savings is?  Maybe you said that, I just may have missed it.

JAY GELLERT: The magnitude of the savings is in the range of $100 million over five years.  It will get in the teens in ’04, I believe, and then you know, gradually going up.  And it’s related to some processing arrangements and call arrangements on the health care side.

BOB YEDID: This is claims processing?

JAY GELLERT: And some other administrative arrangements on the health care side.

MARV RICH: And the reason we’re being vague is we’re still in negotiations.

BOB YEDID: Got it.  Thanks very much.

OPERATOR: Our next question comes from William McKeever with UBS.

WILLIAM McKEEVER: Yes, good morning.  My question has to do with TRICARE.  You mentioned the decision would come at the end of August.  I’m wondering, given the usual appeals, when you think the new contract would be effective?

JAY GELLERT: You know, it’s still our belief that they’re going to stick to their schedule.  And so we’re operating on the assumption that there will be no change in the previous guidance, on when the changes would occur, which would be mid ’04.  You know, until we see the result and see the activity that people take, it’s hard to even predict anything else.

WILLIAM McKEEVER: And related question, and maybe you just answered it, is that if you try to size the business that you have today with TRICARE, assuming that you win— I’m not saying that you’re not going to win, but assuming that you do, what does that do for your revenue potential in TRICARE?

JAY GELLERT: Well, the guidance that we’ve been giving is that our sense is that two of the regions — as you know, we bid on all three — two of the regions, the North and the West, are roughly equivalent to our present size business and the South is larger.

WILLIAM McKEEVER: Okay.  Thank you very much.

OPERATOR: As a final reminder, if you do have a question, press star one.  We do have a question from Morris Williams with Williams and Company.

MORRIS WILLIAMS: Just as a follow-up on the previous discussion about the dividends.  Have you discussed with anyone the fact that you’re probably excluding potential buyers from your stock by not having any dividend in place?  And also, what about the implications that as a way of compensating your executives, if they own stock, their dividends would be taxed at 15 percent as opposed to their compensation being taxed at 35 percent?

JAY GELLERT: Yes, all of that data, which is very valuable and to the point, has been included in our consideration.  And, you know, we will continue to assess it as part of our ongoing plan to maximize value for the shareholder.

MORRIS WILLIAMS: Well, I would simply encourage you to put a dividend in place, and — but continue to generate the good results.  Congratulations on a good quarter.

JAY GELLERT: Thank you.  And we appreciate your input, and it’s something that we really are studying on an ongoing basis.  I think from our history over the last year in particular, you can see we’re committed to returning cash to the shareholders, and I’m not eating it up internally.

MORRIS WILLIAMS: Thank you.

OPERATOR: Bob Yedid with Principled Capital has a follow-up question.

BOB YEDID: I was just wondering if you could comment on the pricing environment in the small group in both New York and California given you’ve made good progress there over the last few quarters.

JAY GELLERT: Well, I think that the pricing environment has been solid.  I think our MLR has stayed consistent and within expectations and has kind of diminished with our overall numbers.  To us, again, I think it’s much more a part of a process of getting better at doing what we said we’d do all along, responding to the brokers, responding to the general agents, and then focusing on the geographies in these large areas where we can offer competitive advantage.  One of the key learning’s in California is that California is 21 small group markets.  California is not a market.  And that because of the volume of business in some places, we come up looking better than others, because of the internal rates.  And the more effective we are at those elements of execution, those elements of product, and the ability to be consistent, that’s what separates us.  It’s not a pricing matter, per se.

BOB YEDID: Got it.  Thank you very much.

OPERATOR: We have a follow-up question from Matthew Borsch with Goldman Sachs.

MATTHEW BORSCH: Thanks.  Just a couple follow-up points here.  Is your outlook for your share count relative to your EPS guidance still the same as it was on the first quarter, which I believe was 116 for Q3 and 117 for Q4?

JAY GELLERT: No, it’s higher than that.  And it’s in the —

DAVID OLSON: Model 120 for the second half of the year.

JAY GELLERT: Model 120 for the second half of the year.

MATTHEW BORSCH: Great, thanks.  And in terms of your outlook for full year cash flow, is that the same as it was?

MARV RICH: 460 to 470.

MATTHEW BORSCH: Okay, great.  And in terms of looking out to ’04, and I realize it’s early, but you mentioned a goal or a target of 5 percent for next year.  How do you, you know, talk us through how you get there, just in light of the fact that obviously the insured labor force, you know, is growing or actually probably shrinking right now but even an improvement probably won’t be growing that robustly.  Is it smaller plans that you think you can take share from, or do you expect more in solvencies like we’ve had over the last 24 months?

JAY GELLERT: It’s a combination of things.  I think that most importantly, you know, we’ve had a few important large group wins over the course of the last couple of months that we can book into ’04 at this point in time.  There is a consolidation going on in the marketplace, as people become more demanding, that I believe is working to our advantage, by virtue of the concentration we have in markets.  And then finally, you know, the Southern California economy in particular remains strong.  And I think that we’re also seeing a movement back towards more managed products as a result of some of the economic issues going on.  So since our book isn’t, you know, largely in ASO-kind of type companies, I think in some ways we’re at this point getting some benefits of the market as it stands.  I guess the final point I’d make is, you know, like, I think that the products we’re beginning to be able to offer because of some of the improvements in our “one company” process are showing results.

MATTHEW BORSCH: Great.  And last, just one follow-up on that, if you could.  Is there — has there been any acceleration in the level of buydown that you think customers will be looking for going into 2004, and you know, any additional detail you can give on that in terms of how it might be changing year-over-year?

JAY GELLERT: Yeah.  We’re not seeing an acceleration.  Quite honestly, I think one of the other companies aptly stated that at least at present, there is a movement towards security and security means having a benefit.  We see interest increasing in some buydown alternatives but I think people are moving slowly into that area.  And we’re prepared to go further in that regard.  But it’s the market that makes the final call.

MATTHEW BORSCH: Thank you.

OPERATOR: There are no more questions in the queue at this time.  I’ll turn the conference over to Mr. Olson for any additional closing remarks.

DAVID OLSON: Thank you all very much.  We’ll see you early November.  Thanks.

OPERATOR: That concludes today’s conference call.  We thank you for your participation, and have a nice day.

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